Exhibit 5.1

MOORE, COCKRELL, GOICOECHEA & JOHNSON, P.C.

Dale R. Cockrell		145 Commons Loop, Ste. 200
Sean P. Goicoechea		Kalispell, MT 59901
Jay T. Johnson
Christopher C. Di Lorenzo	October 28, 2022	•
Eric Brooks
Katrina L. Feller		P.O. Box 7370
Braden S. Murphy		Kalispell, MT 59904-0370

•

Office: (406) 751-6000
Fax: (406) 756-6522

The Board of Directors

Glacier Bancorp, Inc.

49 Commons Loop

Kalispell, Montana 59901

Re:    Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel for Glacier Bancorp, Inc., a Montana corporation (“Glacier”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of Glacier common stock, $0.01 par value per share, Glacier preferred stock, $0.01 par value per share, depositary shares representing preferred stock, senior and subordinated debt securities, warrants, rights, and units comprised of two or more of the foregoing (collectively, the “Securities”), pursuant to the subject registration statement and any amendments thereto (the “Registration Statement”) to be filed by Glacier with the Securities and Exchange Commission (the “Commission”) under the Securities Act.

In connection with the registration of the Securities to be issued and sold under the Registration Statement, we have examined the following: (i) the Registration Statement and related form of prospectus included therein (the “Prospectus”) to be filed by Glacier with the Commission; (ii) resolutions adopted by the Board of Directors of Glacier (the “Board of Directors”) relating to the authorization and approval of the registration of the Securities under the Registration Statement; and (iii) such other documents as we have deemed necessary to form the opinions expressed below. As to various questions of fact material to such opinions, where relevant facts were not independently established, we have relied upon statements or certificates of officers of Glacier and public officials. We have assumed, without independent investigation or review, the accuracy and completeness of the facts and representations and warranties contained in the documents listed above or otherwise made known to us.

Based upon the foregoing, we advise you that in our opinion:

(1) Glacier has been duly incorporated and is a validly existing corporation under the laws of the state of Montana.

October 28, 2022

(2) When the Registration Statement has become effective under the Securities Act, the terms of the issuance and sale of the Common Stock have been duly established in conformity with Glacier’s Restated Articles of Incorporation, as amended through the date of this letter (the “Articles”), and the Common Stock has been duly issued, sold and paid for as contemplated by the Registration Statement, and if all the foregoing actions are taken pursuant to authority granted in resolutions duly adopted by the Board of Directors, or a duly authorized committee thereof, and so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon Glacier and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over Glacier, the Common Stock will be validly issued, fully paid and non-assessable. The Common Stock covered by this opinion includes any Common Stock that may be issued (i) as part of the units or (ii) upon exercise, conversion, exchange or otherwise pursuant to the terms of any other Securities.

(3) When the Registration Statement has become effective under the Securities Act, the terms of the Preferred Stock and of the issuance and sale of the Preferred Stock have been duly established in conformity with the Articles, Articles of Amendment with respect to the Preferred Stock to be issued have been duly filed with the Montana Secretary of State, and the Preferred Stock has been duly issued, sold and paid for as contemplated by the Registration Statement, and if all the foregoing actions are taken pursuant to authority granted in resolutions duly adopted by the Board of Directors, or a duly authorized committee thereof, and so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon Glacier and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over Glacier, the Preferred Stock will be validly issued, fully paid and non-assessable. The Preferred Stock covered by the opinion in this paragraph includes any Preferred Stock that may be represented by depositary shares or that may be issued (i) as part of the units or (ii) upon exercise, conversion, exchange or otherwise pursuant to the terms of any other Securities.

The opinion is given as of the date of this letter. We assume no obligation to revise or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may occur after the date of this letter and that may be retroactive.

This opinion letter is limited to the application of the laws of the state of Montana and the federal laws of the United States of America as in effect on the date of this letter. We express no opinion as to the laws of any other jurisdictions.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm under the caption “Validity of the Securities” in the Prospectus that is a part of the Registration Statement. In giving such consent, we do not thereby admit that we are experts within the meaning of the Securities Act.

Sincerely,

/s/ Moore, Cockrell, Goicoechea & Johnson, P.C.

MOORE, COCKRELL, GOICOECHEA
& JOHNSON, P.C.